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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

        ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

(Print or Type Responses)

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                              OrbiMed Advisors LLC
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

                                767 Third Avenue
--------------------------------------------------------------------------------
                                    (Street)

New York, NY                           NY                   10010
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                              Depomed, Inc. (DMI)

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

                                 December, 2001

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Persons to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [_]  Form filed by One Reporting Person
     [X]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (Month/       (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
                                      Day/Year)     Code
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          7/13/01        P             474,776      A    $8.425(2) 2,497,816(3)     I(3)
====================================================================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock        $8.425   7/13/01    P      237,388       7/13/01  6/15/01  Common   $237,388 $8.425   237,388   I (3)
Warrant             (2)                                                        Stock             (2)
====================================================================================================================================

Explanation of Responses:

(1) Joint filing with OrbiMed Advisors Inc., OrbiMed Capital LLC and Samuel D. Isaly (4) of the same address.
(2) $8.425 was the price paid per unit. Each unit consisted of 2 shares of common stock and 1 common stock warrant.
(3) OrbiMed Advisors LLC, OrbiMed Advisors Inc. and OrbiMed Capital LLC have investment management discretion over a number of collective investment funds investing in Depomed, Inc. stock. The reporting persons have no beneficial interest in the securities pursuant to Rule 16a-1(2).
(4) OrbiMed Advisors Inc. is 100% owned by Samuel D. Isaly, who also has controlling interests in OrbiMed Advisors LLC and OrbiMed Capital LLC.


          /s/ Samuel D. Isaly                                    2/15/2002
---------------------------------------------            -----------------------
      *Signature of Reporting Person                             Date

* Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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